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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          SmarTalk TeleServices, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   83169A100
                   -----------------------------------------
                                 (CUSIP Number)




     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------
  CUSIP NO. 83169A100
-----------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert H. Lorsch
      (Mr. Lorsch chooses not to disclose his S.S. No.)

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES OF AMERICA

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                          SOLE VOTING POWER
                     5
     NUMBER OF            4,773,143

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,773,143

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,773,143

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      36.85%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

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Item 1

      (a) Name of Issuer:

          SmarTalk TeleServices, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          1640 South Sepulveda Boulevard, Suite 500, Los Angeles,
          California 90025

Item 2
      (a) Name of Person(s) Filing:

          Robert H. Lorsch

      (b) Address of Principal Business Office:

          1640 South Sepulveda Boulevard, Suite 500, Los Angeles,
          California 90025

      (c) Citizenship:

          United States of America

      (d) Title of Class of Securities:

          Common Stock

      (e) CUSIP Number:

          83169A100

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not applicable.

Item 4    Ownership

          (a) Amount Beneficially Owned:

              4,773,143 shares

          (b) Percent of Class:

              36.85%

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote
                   4,773,143

              ii)  shared power to vote or to direct the vote
                   0

              iii) sole power to dispose or to direct the disposition of
                   4,773,143

              iv)  shared power to dispose or to direct the disposition of
                   0
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Item 5    Ownership of Five Percent or Less of a Class

          Not applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8    Identification and Classification of Members of the Group

          Not applicable.

Item 9    Notice of Dissolution of a Group

          Not applicable.

Item 10   Certification

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 5, 1997




                                  By:    /s/Robert H. Lorsch
                                         --------------------------------------

                                  Name:  Robert H. Lorsch
                                         --------------------------------------

                                  Title: Chairman of the Board of Directors,
                                         President and Chief Executive Officer